PRESS RELEASE	EXHIBIT 99.1

[PINNACLE SYSTEMS LOGO]	Pinnacle Systems, Inc. Corporate Office 280 N. Bernardo Avenue Mountain View, CA 94043 Tel: 650-526-1600 Fax: 650-526-1601 www.pinnaclesys.com

Media Contact

Paulien Ruijssenaars

(650) 237-1648

paulien@pinnaclesys.com

Investor Relations:  ir@pinnaclesys.com

PINNACLE SYSTEMS REPORTS RECORD SALES FOR FOURTH QUARTER

AND FULL FISCAL YEAR 2003

Sales in Fiscal 2003 Increased 43% over the Prior Fiscal Year

MOUNTAIN VIEW, Calif., July 29th, 2003—Pinnacle Systems®, Inc. (NASDAQ: PCLE) today announced financial results for the fourth quarter of fiscal 2003, which ended June 30, 2003. Net sales for the full year of fiscal 2003 were $331,000,000, a 43% increase over net sales of $231,791,000 in fiscal 2002. Net sales for the fourth quarter of fiscal 2003 were $89,339,000, a 37% increase over net sales of $65,021,000 in the fourth quarter of last year. GAAP net income for the fourth quarter of fiscal 2003 was $3,456,000 or $0.05 per share compared to a loss of $8,366,000 or $0.14 per share in the fourth quarter of last year.

Pro forma net income for the fourth quarter of fiscal 2003 was $5,895,000 or $0.09 per share. This pro forma net income excludes $3,520,000 in amortization of acquisition-related intangible assets and includes $1,474,000 pro forma income taxes. By way of comparison, the pro forma net income for the fourth quarter of fiscal 2002 was $4,455,000, or $0.07 per share, which excludes $8,903,000 in amortization of acquisition related goodwill and intangible assets and includes $396,000 in pro forma income taxes. The reconciliation of the GAAP to non-GAAP measurements for net income and earnings per share for the fourth quarter of fiscal 2003 are set forth below with Pinnacle Systems’ financial statements.

“We finished the year with a strong fourth quarter,” said J. Kim Fennell, Pinnacle Systems’ President and Chief Executive Officer. “Sales were at an all-time high for the Company, for both the fourth quarter and the full fiscal year. We were particularly pleased with the strong performance of our broadcast business where we took orders of advanced IT based systems from over 100 different broadcasters in the quarter. We balanced that with superb results in our Business and Consumer division increasing sales 67% over the same quarter last year. We are continuing to see unique benefits from our strategy to address the digital video needs of customers all the way from beginners to broadcasters.”

Fennell also commented, “We are entering the seasonally slow summer season for both of our divisions and we will provide updated guidance for fiscal 2004 during our quarterly conference call today.”

By division, net sales for the fourth quarter of fiscal 2003 were $37.6 million in the Broadcast and Professional division and $51.8 million in the Business and Consumer division, an 11% and 67% respective increase over the same quarter last fiscal year. Sales in the Business and Consumer division included sales from Steinberg products from the Pinnacle Systems’ acquisition of Steinberg Media Technologies in January of this year. Without the Steinberg products, sales growth in the Business and Consumer division would have been 46% over the same quarter last year.

Recent Business Highlights:

•	Set a company all-time record high for quarterly and full fiscal year sales.

•	Bookings in the Broadcast & Professional division were well ahead of sales during the quarter. Of these bookings approximately $30 million in orders were for broadcast applications. Over half of these bookings were for news applications including editing, graphics and servers.

•	Announced the acquisition of the Dazzle digital home video business from SCM Microsystems, and closed the transaction on July 25, 2003.

•	Announced the agreement to acquire a majority interest in Jungle KK and closed the transaction on July 1, 2003.

•	Pinnacle Systems Studio® version 8 movie making software was honored for the second year in a row by PC World with the World Class Award for best video editing software.

•	Commenced shipment of Edition™ 5.0, an editing solution targeted at the sub $1000 professional market.

•	Commenced shipments of Studio MovieBox DV(TM) and Studio MovieBox USB(TM), two innovative new products that let consumers easily connect almost any camcorder to their PCs (without having to install a PCI card) and edit their home movies.

•	Commenced shipments of Pinnacle Liquid chrome™, a powerful editing solution targeted at the core of the post production marketplace with a total solution price of below $25,000.

•	Launched a number of innovative broadcast solutions at the NAB show in April 2003 focusing on improving workflows for content delivery, news, sports and live graphics, in addition to our expanded family of our Palladium networked storage systems.

Pinnacle Systems will host an audio web-cast at 2:00 p.m. (Pacific Time) on July 29, 2003, which can be heard live at www.pinnaclesys.com. Additionally, a replay of the conference call will be available at www.pinnaclesys.com for two weeks following the call. Thereafter, a transcript of the conference call will be available under the “Investor Relations” section of our website at http://www.pinnaclesys.com/aboutus/investorrelation.asp?Langue_ID=7 information and will be available until July 29, 2004.

Use of Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with GAAP, Pinnacle Systems uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results to exclude certain expenses. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results. The non-GAAP measures are included to provide investors and management with an alternative method for assessing Pinnacle Systems’ operating results in a manner that is focused on the performance of Pinnacle Systems’ ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

About Pinnacle Systems, Inc.

Pinnacle Systems provides broadcasters and consumers with cutting-edge digital media creation, storage, and play-back solutions for use at Home, in the Studio and on the Air. Pinnacle Systems’ award winning digital media solutions are in use around the world for broadcast, video and audio editing, DVD and CDR authoring and on the Internet. A recognized industry leader, the company has received eight prestigious Emmy Awards for its technical innovations and carries this commitment throughout all of its product lines. Pinnacle Systems may be reached at (650) 526-1600 or at www.pinnaclesys.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding Pinnacle Systems’ growth and financial performance during the fourth quarter of fiscal 2003 relative to the economic environment and the strength of Pinnacle Systems’ strategy of focusing on meeting the rapidly expanding and diverse demand for digital video solutions. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to the Company as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, Pinnacle Systems’ actual results may differ materially and adversely from those expressed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, risks related to the business climate and financial performance for both the Broadcast and Professional and Business and Consumer divisions, any deterioration in the general economic conditions or specifically in the markets into which Pinnacle Systems sells it products, any new competition or new competitive products in the broadcast, professional, business or consumer markets, failure to manage growth and successfully integrate recently acquired businesses and future acquisitions, accuracy or inaccuracy of forecasts regarding inventory and sales demand, failure to keep pace with technological developments in the rapidly changing video industry, and any future impairment charges resulting from an impairment of our goodwill and intangible assets. All information set forth in this release and its attachments is made as of July 29th, 2003, and Pinnacle Systems undertakes no duty to update this information. These and other factors that could affect Pinnacle Systems’ business and financial results are detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended June 30, 2002, including, but not limited to, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. Pinnacle Systems undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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All trademarks and registered trademarks are the property of their owners. © 2003. Pinnacle Systems, Inc.

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	GAAP		PRO FORMA
	Three Months Ended June 30,		Three Months Ended June 30,
	2003	2002	2003	2002
Net sales	$89,339	$65,021	$89,339	$65,021
Cost of sales	41,709	29,437	41,709	29,437

Operating expenses:
Engineering and product development	10,935	8,560	10,935	8,560
Sales, marketing, and service	26,049	19,165	26,049	19,165
General and administrative	5,044	4,053	5,044	4,053
Amortization of goodwill and intangibles	3,520	8,903	—	—

Total operating expenses	45,548	40,681	42,028	31,778

Operating income (loss)	2,082	(5,097)	5,602	3,806

Interest and other income, net	1,767	1,045	1,767	1,045

Income (loss) before income taxes	3,849	(4,052)	7,369	4,851

Income tax expense	393	4,314	1,474	396

Net income (loss)	$3,456	$(8,366)	$5,895	$4,455

Net income (loss) per share:
Basic	$0.05	$(0.14)

Diluted	$0.05	$(0.14)	$0.09	$0.07

Shares used to compute net income (loss) per share:
Basic	63,014	58,710

Diluted	66,103	58,710	66,103	62,130

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP TO GAAP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands)

	Three Months Ended June 30,
	2003	2002
Non-GAAP net income	$5,895	$4,455

Amortization of goodwill and intangibles	(3,520)	(8,903)
Income tax effect	1,081	(3,918)

GAAP net income (loss)	$3,456	$(8,366)

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	June 30, 2003	June 30, 2002
Assets

Current assets:
Cash and marketable securities	$65,769	$88,429
Restricted cash	16,890	—
Accounts receivable, net	55,958	32,462
Inventories	38,086	37,432
Deferred income taxes	—	3,854
Prepaid expenses and other assets	9,197	6,470

Total current assets	185,900	168,647

Marketable securities	15,652	—
Property and equipment, net	14,040	12,256
Goodwill and other intangibles, net	89,973	75,136
Other assets	5,311	3,518

	$310,876	$259,557

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$17,146	$12,441
Accrued liabilities	49,489	25,177
Deferred revenue	10,100	11,477

Total current liabilities	76,735	49,095

Deferred income taxes	7,826	4,554
Long term lease	158	—

Total liabilities	84,719	53,649

Shareholders’ equity:
Common stock	344,101	310,874
Treasury stock	(6,508)	(6,508)
Accumulated deficit	(115,294)	(93,433)
Accumulated other comprehensive income (loss)	3,858	(5,025)

Total shareholders’ equity	226,157	205,908

	$310,876	$259,557